Exhibit 99.1

February 1, 2013

Dear Fellow Stockholder:

As you know by now, we successfully completed our capital raise and fully invested the proceeds into new acquisitions during the second half of 2012. While we will continue to invest in additional assets, the volume of closings will no doubt slow down in 2013. The level of activity will depend, in part, on whether or not we find a strategic joint venture partner to invest with us. We will also be able to devote more time to other pursuits, including limited development activities and consideration of a liquidity event. We have no set timetable for accomplishing a liquidity event, but consider it to be an important part of our comprehensive business plan.

As of January 24, 2013, Inland Diversified owned and operated 141 properties with a combined purchase price of approximately $2.2 billion, containing 12.4 million square feet of retail, industrial and office properties, and 444 multi-family units.

Form 1099
Form 1099s were mailed to stockholders on or before January 31, 2013 by our transfer agent, DST Systems, Inc. Tax information, as well as other account information, may be accessed on the Inland Diversified website at www.inlanddiversified.com by selecting Investor Relations.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in January 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure
cc: Trustee, Broker Dealer, Financial Advisor